Exhibit 99.1

Jaguar Health Secures Non-dilutive Capital Through Sale of Royalty Rights Related to Future Mytesi Revenue Stream

Transaction Proceeds Will be Allocated to Support Advancement of Regulatory Activities Associated with Jaguar’s Pipeline, Including the Company’s Lead Product Candidate, Crofelemer, for Cancer Therapy-related Diarrhea

San Francisco, CA (March 5, 2020): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), today announced that the Company has entered into a royalty interest purchase agreement (the “Agreement”) with Utah-based Iliad Research and Trading, LLC (“Iliad”). Under the Agreement, Jaguar will immediately receive $0.350 million in connection with the sale of a royalty interest to Iliad entitling Iliad to receive $0.500 million of future royalties on sales of Mytesi® (crofelemer) and certain up-front license fees and milestone payments from licensees and/or distributors. Royalty payments will initiate in six months and will involve minimum monthly payments.

Jaguar's Mytesi (crofelemer) product is approved by the U.S. Food and Drug Administration for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. As previously announced, crofelemer is in development for the possible indication of symptomatic relief of cancer therapy-related diarrhea (CTD).

“We are pleased to have secured this transaction without any dilution of our shareholders,” Lisa Conte, Jaguar’s president and CEO, commented. “Iliad and their affiliate, Chicago Venture Partners, L.P., have previously provided financing to Jaguar that has assisted funding important initiatives associated with the commercialization of Mytesi and the development of potential crofelemer pipeline indications. The capital Jaguar will receive as a result of this Agreement will extend our cash runway as we design the pivotal trial for CTD with a plan to initiate the trial in the second half of 2020. Based on FDA feedback, we are currently focused on revising the protocol, the informed consent, the statistical analysis plan, and other requirements for this pivotal clinical study. Royalty transactions such as the one we’ve just entered with Iliad provide an additional source of capital for the Company, and we may consider entering into similar agreements in the future to fund possible business development relationships and clinical trial implementation.”

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the expectation that the Company will initiate the CTD trial in the second half of 2020, and the belief that the Company may consider entering into similar agreements in the future to fund possible business development relationships and clinical trial implementation. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Some of the factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX